EXHIBIT 4.1

Morgan Stanley Smith Barney LLC

2000 Westchester Avenue

Purchase, New York  10577

December 16, 2014

Morgan Stanley Global Investment Solutions — Opportunistic Dividend Strategy, Series 1

c/o The Bank of New York Mellon, as Trustee

BNY Atlantic Terminal

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:	Morgan Stanley Global Investment Solutions —
Opportunistic Dividend Strategy, Series 1

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-200819 for the above captioned trust.  We hereby consent to the use in the Registration Statement of the references to Morgan Stanley Smith Barney LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

MORGAN STANLEY SMITH BARNEY LLC

By	/s/ SCOTT RICHARDSON
Executive Director